News Release Questar Corporation 333 South State Street P.O. Box 45433 Salt Lake City, UT 84145-0433
Exhibit 99.1

July 29, 2013
(N)
NYSE:STR
13-10

Contact:    Tony Ivins
Business:    (801) 324-5218
Media:        Chad Jones
Business:    (801) 324-5495

QUESTAR SUBSIDIARY WEXPRO ANNOUNCES ACQUISITION
Company investing $106.4 million to increase working interest in current properties

Questar Corporation (NYSE:STR) today announced that its subsidiary, Wexpro Company, has entered into a definitive agreement to acquire an additional interest in natural gas-producing properties for $106.4 million. Wexpro is increasing its working interest in existing Wexpro-operated wells in the Trail Unit of southwestern Wyoming's Vermillion Basin. Essentially, this a “bolt-on” acquisition to the company's current Trail assets, which are governed by the 1981 Wexpro Agreement for the benefit of Questar's Utah and Wyoming utility customers.

Under the terms of the original Wexpro Agreement, Wexpro produces gas from certain properties at cost of service. The recently approved Wexpro II Agreement perpetuates that model. Wexpro II stipulates that all Wexpro acquisitions within the footprint of the 1981 agreement must be offered to the public service commissions of Utah and Wyoming for inclusion as cost-of-service properties benefitting Questar's utility customers. Properties submitted but not approved by regulators would be developed and operated by Wexpro, either at cost of service for other parties or as traditional market-based oil and gas properties.

“We are excited to add this acquisition to our portfolio,” said Ron Jibson, Questar chairman, president and CEO. “It's in the heart of our operations and adds value to one of our premier assets.”

Wexpro already owns 46 percent working interest in the properties being acquired; this acquisition will increase that interest to 88 percent. It will also add an estimated 118 billion cubic feet equivalent (Bcfe) of net proved reserves, about 45 percent of which (53 Bcfe) are currently proved-developed. Wexpro estimates proved plus probable and possible reserves attributable to the properties to be 195 Bcfe. In addition to 78 producing wells, Wexpro has identified 172 additional well locations for future development on a combination of 20- and 40-acre spacing. The development targets Mesaverde sands (Almond, Canyon Creek and Trail) that Wexpro has developed for several years. Wexpro estimates average gross reserves attributable to each future Mesaverde well to be 2 Bcfe to 3 Bcfe, with well costs between $1.7 and $2.1 million.

“Trail's repeatable low-risk development locations are ideal for Wexpro's business model. Finding costs in this region over the last two years have been below $1.00/Mcfe,” said Jim Livsey, Wexpro's executive vice president and COO.

The company expects to close the transaction by the end of August. Upon closing, the company estimates the asset could yield incremental production of about 2.6 Bcfe net to Questar in the remaining four months of 2013 and be immediately accretive to earnings.

About Questar Corporation

Questar is a Rockies-based integrated natural gas company with an enterprise value of about $5.5 billion, operating through three principal subsidiaries:

•	Questar Gas Company provides retail natural gas distribution in Utah, Wyoming and Idaho;

•	Wexpro Company develops and produces natural gas from cost-of-service reserves for Questar Gas customers; and

•	Questar Pipeline Company operates interstate natural gas pipelines and storage facilities in the western U.S. and provides other energy services.

Questar is headquartered in Salt Lake City, Utah.
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